Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
AB International Group Corp.:

We hereby consent to the use of our report in this Registration Statement on Form S-1 Post-Effective Amendment No. 1 (File No: 333-255370) dated January 11, 2022 with respect to the consolidated balance sheet of AB International Group Corp. and Subsidiary as of August 31, 2021, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended, which includes an emphasis of matter paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Saddle Brook, New Jersey

February 10, 2022